UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (date of earliest event reported): April 10, 2008

DEVCON INTERNATIONAL CORP.

(Exact Name of Registrant as Specified in Its Charter)

Florida	000-07152	59-0671992
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

595 SOUTH FEDERAL HIGHWAY, SUITE 500 BOCA RATON, FLORIDA 33432
(Address of principal executive office)

Company’s telephone number, including area code (561) 208-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On April 10, 2008, the Employment Agreement for J. Keith Godsey, President of Devcon Security Services Corp. (“Devcon Security”), a subsidiary of Devcon International Corp. (the “Company”), was terminated to allow Mr. Godsey to pursue other interests. Under the terms of his terminated Employment Agreement with the Company and Devcon Security, Mr. Godsey is entitled to receive severance payments at the rate of his salary in effect on the date of termination for one year, payable in accordance with the usual payroll schedule of Devcon Security, as well as benefits for such period, beginning 60 days from the date of notice of termination. Mr. Godsey’s Employment Agreement also includes covenants lasting for a term of twelve months relating to non-competition and non-solicitation of employees and clients by Mr. Godsey. The above description of Mr. Godsey’s Employment Agreement is qualified in its entirety by the terms of Mr. Godsey’s Employment Agreement, a copy of which is incorporated herein by reference as Exhibit 10.1. Other than his Employment Agreement, which is terminated, there is no material relationship between Mr. Godsey and either of the Company or Devcon Security.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2008, J. Keith Godsey left his position as the President of Devcon Security to pursue other interests.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated October 19, 2006, by and between the Company, Devcon Security and J. Keith Godsey

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVCON INTERNATIONAL CORP.

Date: April 15, 2008	By:	/s/ Robert Farenhem
Name: Robert Farenhem Title: President

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated October 19, 2006, by and between the Company, Devcon Security and J. Keith Godsey